UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

September 20, 2021

Date of Report

(Date of earliest event reported)

GENWORTH FINANCIAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32195	80-0873306
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6620 West Broad Street, Richmond, VA	23230
(Address of principal executive offices)	(Zip Code)

(804) 281-6000

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of each exchange on which registered
Class A Common Stock, par value $.001 per share	GNW	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.01. Completion of Acquisition or Disposition of Assets.

On September 20, 2021, Genworth Financial, Inc. (“Genworth Financial”) announced the completion of the initial public offering (“IPO”) of its subsidiary, Enact Holdings, Inc. (“Enact Holdings”), formerly Genworth Mortgage Holdings, Inc., a leading provider of private mortgage insurance. On September 15, 2021, Enact Holdings, a subsidiary of Genworth Holdings, Inc. (“Genworth Holdings”), priced the IPO of its common shares. Enact Holdings’ common shares commenced trading on the Nasdaq Global Select Market on September 16, 2021. All of the shares were offered by the selling stockholder, Genworth Holdings, a wholly owned subsidiary of Genworth Financial, with the net proceeds from the IPO retained by Genworth Holdings. Genworth Holdings and the joint lead managers of the IPO agreed that 13,310,400 of Enact Holdings’ common shares would be issued at an IPO price of $19 per common share. In addition to the shares sold in the IPO, certain investment funds managed by Bayview Asset Management, LLC purchased 14,655,600 common shares of Enact Holdings from Genworth Holdings in a concurrent private sale (“Private Sale”) at a price of $17.86 per common share, which is equal to the IPO price less the underwriting discount per share. Genworth Holdings also granted the underwriters a 30-day option to purchase up to an additional 1,996,560 common shares (“Over-Allotment Option”) of Enact Holdings at the IPO price less the underwriting discount. On September 16, 2021, the underwriters exercised their option to purchase all 1,996,560 common shares permitted under the terms of the underwriting agreement. The IPO, Private Sale and Over-Allotment Option (collectively the “Offering”) closed on September 20, 2021. Following the completion of the Offering, Genworth Financial beneficially owns approximately 81.6% of the common shares of Enact Holdings.

The gross proceeds of the Offering, before payment of underwriter fees and other expenses, was approximately $553 million. Genworth Holdings received aggregate net proceeds after underwriter fees of approximately $535 million, before other fees and expenses that are estimated to be approximately $6 million. The remaining net proceeds of approximately $529 million were retained by Genworth Holdings.

As of June 30, 2021, the remaining balance owed to AXA S.A. (“AXA”) related to a secured promissory note, excluding future claims still being processed, was approximately $292 million. On September 21, 2021, Genworth Holdings used the net proceeds from the Offering to repay the outstanding balance of the secured promissory note owed to AXA, excluding future claims still being processed. Following the receipt of the full repayment, AXA released its 19.9% security interest in the outstanding common shares of Enact Holdings previously held by AXA as collateral against the secured promissory note. The remaining net proceeds from the Offering will be used by Genworth Holdings to repay a portion of its future debt maturities and claims still being processed by AXA.

Item 9.01. Financial Statements and Exhibits.

Pro Forma Financial Information.

The unaudited pro forma condensed consolidated balance sheet of Genworth Financial, Inc. as of June 30, 2021 and notes thereto and the unaudited pro forma condensed consolidated statements of income of Genworth Financial, Inc. for the six months ended June 30, 2021 and for the year ended December 31, 2020 and notes thereto are filed as Exhibit 99.1 hereto and incorporated by reference herein.

Exhibits.

The following is filed as an exhibit to this report:

Number	Description

99.1	Unaudited Pro Forma Condensed Consolidated Balance Sheet of Genworth Financial, Inc. as of June 30, 2021 and notes thereto and Unaudited Pro Forma Condensed Consolidated Statements of Income of Genworth Financial, Inc. for the six months ended June 30, 2021 and for the year ended December 31, 2020 and notes thereto

104	Cover Page Interactive File (the cover page tags are embedded within the Inline XBRL document)

Cautionary Note Regarding Forward-Looking Statements

This Report contains forward-looking statements. Forward-looking statements may be identified by words such as “expects,” “intends,” “anticipates,” “plans,” “believes,” “seeks,” “estimates,” “will,” or words of similar meaning and include, but are not limited to, statements regarding the Offering of Enact Holdings and its anticipated financial impact. We cannot predict with certainty the impact underwriting fees and other expense fluctuations, or tax considerations, among other items, will have on Genworth Financials’ equity upon recording the Offering to additional paid-in-capital. Actual results may vary materially from those contained in the forward-looking statements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENWORTH FINANCIAL, INC.

Date: September 23, 2021

	By:	/s/ Matthew D. Farney
Matthew D. Farney Vice President and Controller (Principal Accounting Officer)

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